UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 28, 2009

MOTORS LIQUIDATION COMPANY

(Exact Name of Registrant as Specified in its Charter)

1-43 (Commission File Number)	DELAWARE (State or other jurisdiction of incorporation)	38-0572515 (I.R.S. Employer Identification No.)
300 Renaissance Center, Detroit, Michigan (Address of Principal Executive Offices)	48265-3000 (Zip Code)

(313) 665-3994

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

ITEM 5.03	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on June 1, 2009, Motors Liquidation Company, formerly known as General Motors Corporation (the “Company”) and certain of its subsidiaries (together with the Company, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) in jointly administered proceedings under Case Number 09-50026 (the “Chapter 11 Proceedings”).

By order effective August 28, 2009, the Bankruptcy Court approved an amendment to the terms of engagement of AP Services LLC (“APS”), which was engaged by the Company to provide various services in connection with the Chapter 11 Proceedings. A copy of the amendment, dated July 23, 2009 (the “Amendment”), to the engagement letter of APS dated May 29, 2009 (the “Engagement Letter”), as approved by the Bankruptcy Court, is attached as Exhibit 10.1. Pursuant to the Amendment, the following, among other modifications to the terms of the Engagement Letter, have been effected:

(i) Hourly Fee Reductions: For hours worked after July 10, 2009, APS will reduce its standard hourly fees contemplated by the Engagement Letter as follows: (A) for such fees up to an aggregate amount of $60 million (calculated using 100% of standard hourly rates), APS will discount standard hourly fees by 15% and (B) for such fees exceeding $60 million (calculated using 100% of standard hourly rates), APS will discount standard hourly fees by 25%.

(ii) Discretionary Fees: As contemplated by the Engagement Letter, in addition to a success fee of $13 million (50% of which has already been paid), APS will receive discretionary fees (“Discretionary Fees”) of (A) $5.0 million if the total amount of allowed prepetition unsecured claims is less than $35 billion, or $2.5 million if the total amount of allowed prepetition unsecured claims is equal to or greater than $35 billion but less than $42 billion; (B) $2.5 million if the Debtors confirm a plan of liquidation or any other plan and such plan is effective on or before May 28, 2010; and (C) $2.5 million if 70% or more of each of the common stock and warrants of General Motors Company, a Delaware corporation and the purchaser of substantially all of the Company’s assets in a sale pursuant to section 363 of the Bankruptcy Code (the “363 Sale”), received by the Company in the 363 Sale is distributed to unsecured creditors within 60 days of the effective date of a confirmed plan of liquidation.

(iii) Incentive Payments: In consideration of APS’ agreement to reduce its standard hourly billings as set forth above, APS will receive the following incentive payments (the “Incentive Payments”): (A) if allowed priority claims, estimated at $100 million, against the Company are reduced by at least $25 million, APS will receive an Incentive Payment equal to 5% of such reduction in excess of $25 million; (B) subject to certain terms and conditions more fully described in the Amendment, 15% of the amount that is returned to the lenders under the Company’s debtor-in-possession financing facility (exclusive of any amounts returned by reason of the preceding clause (A)).

(iv) Termination Without Cause: If the Engagement Letter is terminated by the Debtors without Cause (as defined in the Engagement Letter), APS will be entitled to immediate payment of (A) the $6.5 million balance of its success fee payable pursuant to the Engagement Letter; and (B) any Incentive Payments or Discretionary Fees earned pursuant to the Amendment, but in no event less than $2.5 million if such termination occurs within one year of July 10, 2009 and $5.0 million if such termination occurs thereafter; (C) all fee reductions described above in paragraph (i); and (D) all other accrued but unpaid fees and expenses.

ITEM 9.01	Financial Statements and Exhibits
Number	Description
10.1	Amendment to Agreement for Interim Management and Restructuring Services

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 2, 2009 (Date)	MOTORS LIQUIDATION COMPANY (Registrant) By: /s/ James Selzer James Selzer Vice President and Treasurer

EXHIBIT INDEX

Number	Description
10.1	Amendment to Agreement for Interim Management and Restructuring Services